Exhibit 3.20
BY-LAWS
OF
MONITORING ACQUISITION CORPORATION
Adopted:
ARTICLE I
OFFICES
     1. Registered Office and Agent.—The registered office of the Corporation in the State of New Jersey is at 325 South River Street, 3rd Floor, Hackensack, New Jersey. The registered agent of the Corporation is Bruce J. Ackerman, Esq.
ARTICLE II
BOARD OF DIRECTORS
     1. Number and Term of Office.—The Board of Directors shall consist of two (2) or more members. Each director shall be elected by the shareholders at each annual meeting and shall hold office for not less than three years and until each director’s successor shall have been elected and qualified.
     2. Regular Meetings.—A regular meeting of the Board shall be held from time to time as required by the business of the Corporation upon reasonable notice. The Board, by resolution, may provide for additional regular meetings which may be held without notice, except to members not present at the time of the adoption of the resolution.
     3. Special Meetings.—A special meeting of the Board may be called at any time by the president, any vice president or director for any purpose. Such meeting shall be held upon one (1) day notice if given orally, (either by telephone or in person,) or by telegraph, or upon five (5) days notice if given by depositing the notice in the United States mails, postage prepaid. Such notice shall specify the time and place of the meeting.
     4. Action Without Meeting.—The Board may act without a meeting if, prior or subsequent to such action, each member of the Board shall consent in writing to such action. Such written consent or consents shall be filed.
     5. Quorum.—A majority of the entire Board shall constitute a quorum for the transaction of business.
     6. Vacancies in Board of Directors.—Any vacancy in the Board, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.
ARTICLE III
WAIVERS OF NOTICE
     Any notice required by these by-laws, by the certificate of incorporation, or by New Jersey law may be waived in writing by any person entitled to notice. The waiver or waivers may be executed either before or after the event with respect to which notice is waived. Each person attending a meeting without protesting, prior to its conclusion, the lack of proper notice shall be deemed conclusively to have waived notice of the meeting.
ARTICLE IV
OFFICERS
     1. Election.—At its regular meeting, the Board of Directors shall elect a president, a treasurer, a secretary and it may elect such other officers, including one or more vice presidents, as it shall deem necessary. One person may hold two or more offices.
     2. Duties and Authority of President.—The president shall be chief executive officer of the Corporation. Subject only to the authority of the Board, he or she shall have general charge and supervision over, and responsibility for, the business and affairs of the Corporation. Unless otherwise directed by the Board, all other officers shall be subject to the authority and supervision of the president. The president may enter into and execute in the name of the Corporation contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board. He or she shall have the general powers and duties of management usually vested in the office of president of a corporation.
     3. Duties and Authority of Treasurer.—The treasurer shall have the custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The treasurer shall perform such other duties and possess such other powers as are incident to that office or as shall be assigned by the CEO or the Board.
     4. Duties and Authority of Secretary.—The secretary shall cause notices of all meetings to be served as prescribed in these by-laws and shall keep or cause to be kept the minutes of all meetings of the Board of Directors. The secretary shall have charge of the seal of the Corporation. The secretary shall perform such other duties and possess such other powers as are incident to that office or as are assigned by the president or the Board.
ARTICLE V
INDEMNIFICATION
     The Corporation shall defend, indemnify and hold harmless the Directors and officers of the Corporation for any loss, liability or damage (including attorneys fees and costs) due to such actions of any Director or officer performed in good faith, in the regular course of the business of the Corporation, and which were done for the benefit of the Corporation.
ARTICLE VI
AMENDMENTS TO AND EFFECT OF BY-LAWS:
FISCAL YEAR
     1. Force and Effect of By-Laws.—Thèse by-laws are subject to the provisions of New Jersey law and the Corporation’s certificate of incorporation, as it may be amended from time to time. If any provision in these by-laws is inconsistent with a provision in that Act or the certificate of incorporation, the provision of that Act or the certificate of incorporation shall govern.
     2. Amendments to By-Laws.—These by-laws may be altered, amended or repealed by the Board of Directors.
     3. Fiscal Year.—The fiscal year of the Corporation shall begin on the first day of January of each year.